EXHIBIT 99.4

FOR IMMEDIATE RELEASE

OCTOBER 6, 2008

AMIWORLD ANNOUNCES LEASE OF NEW REFINING FACILITY

New Facility will Increase Petroleum Diesel Production by 44% and Generate $10-12 Million Over Next Six Months

October 6, 2008 NEW YORK—(BUSINESS WIRE)—Amiworld, Inc. (OTCBB: AMWO), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies, today announced that it will immediately expand petroleum diesel production by 20,000 barrels per month through the lease of a refining facility located in the free trade zone in Santa Marta, Colombia.

The lease will commence October 1, 2008, for a period of six months. Odin Petroil, S.A.,the Company’s subsidiary, will have operational control. The facility is being leased from Odin Petroil ZF Ltda. U, which is a company owned by Mamoru Saito, Amiworld’s CEO. Odin Petroil ZF Ltda. has a contract to acquire the facility during the 6 month period and if operations prove successful, the option to purchase will be assigned to Amiworld. At full capacity the increased production is expected to add approximately $10-$12 million in revenue over the next six months. The cost of the lease totals approximately $725,000.

“Alongside our previous plans to expand the Company’s primary petroleum diesel refinery to 100,000 barrels per month by the end of 2008, this arrangement will allow Amiworld to bring substantive production online immediately to meet significant demand,” said Mamoru Saito. “The significant revenue gained through this expansion will have an extremely positive effect on our already aggressive fiscal 2008 numbers and results of operations.”

Recently, Amiworld secured a $56 million delivery agreement over the next 12 months with major South American energy-trading company C.I.S. Vanoil. The proceeds from the Vanoil contract will account for approximately 46% of the revenues anticipated under Amiworld’s previously released earnings guidance for the final two quarters of the current year, which are projected to total approximately $37 million. For the entire of fiscal 2007 revenues totaled $1.8 million.

Amiworld has reported record revenues each quarter since inception.

About Amiworld, Inc.

Amiworld, Inc. is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Amiworld owns and operates the only government certified biodiesel plant in Colombia. The Company is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

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To read the Company’s Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/amwo/factsheet.html.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Trilogy Capital Partners

Financial Communications:

Bob Beaty, Toll-free: 800-592-6067

info@trilogy-capital.com